Exhibit 99.1

Press Release

Quinton Acquires Burdick Cardiology Business from Instrumentarium

Bothell, WA — December 23, 2002 — Quinton Cardiology Systems, Inc. (Nasdaq: QUIN) and Instrumentarium (Hex: INS1V, Nasdaq: INMRY) today announced that they have entered into a definitive agreement for Quinton to purchase 100% of the stock of Spacelabs Burdick, Inc. (Burdick) for US $24.0 million in cash, subject to certain closing and other conditions. Burdick currently operates as a cardiology business subsidiary of Instrumentarium’s Spacelabs Medical division (Spacelabs Medical). The transaction is expected to close on January 2, 2003.

“We are pleased to deliver on our previously stated objective of completing a major diagnostic cardiology acquisition by the end of 2002”, stated John Hinson, Quinton’s president. He added, “Burdick’s strength in ECG cardiographs, Holter monitors and cardiology information systems, combined with its distribution network focused on U.S. physicians’ offices, makes the company an excellent complement to Quinton’s strength in cardiac stress testing and cardiac rehabilitation monitoring, as well as our hospital focused direct sales force.” Based in Deerfield, Wisconsin, Burdick has approximately 150 employees and had net sales of approximately US $38.8 million in 2001.

As part of the transaction, Quinton and Spacelabs Medical have entered into a cooperative sales and marketing agreement for certain products, as well as an agreement to cross-license certain intellectual property related to ECG technologies and systems.

Quinton will fund the purchase through a combination of existing cash reserves and bank debt. Quinton expects that the acquisition of Burdick will initially add approximately $32.0 million to $34.0 million to its consolidated annual revenues. Quinton also expects that the acquisition will be accretive to earnings within the first year.

Quinton will hold a conference call to discuss the transaction today at 2:30 E.S.T. To access the conference call, dial (877) 851-1757. International participants should call (706) 679-3220. A replay of the call will be available for seven days following the call at (800) 642-1687, ID# 7342600. The international replay number will be (706) 645-9291, ID# 7342600. An audio archive will be available through the Quinton web site at www.quinton.com.

About Quinton

Quinton, a global provider of cardiology solutions for nearly half a century, is a leading provider of cardiac stress testing systems, cardiac rehabilitation equipment, Holter monitoring devices, ECG management systems and hemodynamic monitoring solutions. Quinton reported sales in 2001 of $42.9 million and had approximately 220 employees. Quinton’s shares are quoted on the Nasdaq National Market under the trading symbol “QUIN”. See also www.quinton.com.

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About Instrumentarium

Instrumentarium is a leading international medical technology company, headquartered in Helsinki, Finland. Instrumentarium currently derives approximately 80% of sales from its Anesthesia and Critical Care operations (Datex-Ohmeda, Spacelabs Medical and Deio), and additionally operates in Diagnostic Imaging and Infant Care. In 2001 Instrumentarium reported sales of EUR 1,025 million (US $920 million) and had approximately 5,300 employees. Spacelabs Medical, acquired in July 2002, reported total sales of US $242 million and had 1,200 employees. Instrumentarium is listed on the Helsinki Exchanges (INS1V.HE) with ADRs listed on the Nasdaq (INMRY). See also www.instrumentarium.com.

This press release contains forward-looking statements relating to Quinton and the expected impact of the acquisition of Burdick on its future revenues and earnings which involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may vary significantly from the results expressed or implied in these statements. Factors that could cause or contribute to such varying results include, but are not limited to, an unfavorable market reaction to the acquisition resulting in reduced demand for our products, unexpected delays or costs in integrating Quinton and Burdick operations, delays in our product development activities and commercial introduction of product enhancements and new products, changes in competitors’ products or their pricing which may impair the market acceptance of our products or force us to lower our prices, our inability to establish or maintain distribution and similar arrangements with third parties that may be necessary to expand market penetration in our existing markets and enter into new markets, disruptions in supplies or increases in prices of certain components we use in our products, the impact of acquisitions and divestitures and our inability to maintain good relationships with our employees. These and other risks are more fully described under the caption “Risk Factors” included in the Prospectus and other documents, as filed with the Securities and Exchange Commission by Quinton Cardiology Systems, Inc. Quinton undertakes no duty or obligation to update the information provided herein.

Contact for this press release:

Quinton Cardiology Systems, Inc. at www.quinton.com
Mike Matysik, Chief Financial Officer, 425-402-2009